                                                                    EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

ALLIED RISER COMMUNICATIONS STOCKHOLDERS APPROVE
 MERGER WITH COGENT COMMUNICATIONS


(DALLAS, TX. February 1, 2002) -- Allied Riser Communications Corporation (NASDAQ: ARCC) announced today that the company's stockholders have approved its merger with a subsidiary of Cogent Communications Group, Inc. at a special meeting held yesterday. In addition, the company announced that the Court of Chancery in Wilmington, Delaware has denied the motion for preliminary injunction to block the merger filed by certain of the holders of Allied Riser's 7.50% Convertible Subordinated Notes Due 2007. Pursuant to the terms of the merger agreement, Allied Riser shareholders will receive approximately .032 shares of common stock of Cogent for each Allied Riser share held, in a transaction structured to be a tax-free exchange. Cogent's common stock will be traded on the American Stock Exchange following consummation of the merger. Cogent indicated that it expects such trading to begin on or before February 5, 2002.

ABOUT ALLIED RISER COMMUNICATIONS

Allied Riser Communications, headquartered in Dallas, is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses across the United States and Canada.

ABOUT COGENT COMMUNICATIONS

Cogent Communications is a next generation optical ISP focused on delivering ultra-high speed Internet access and transport services to businesses in the multi-tenant marketplace and to service providers located in major metropolitan areas across the United States. Cogent, headquartered in Washington, D.C., is currently servicing 20 metropolitan markets. For more information, visit www.cogentco.com. Cogent Communications can be reached at (202) 295-4200 or via email at info@cogentco.com.

                                  #   #   #

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

Certain information contained in this release are not historical facts, but are "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding any repurchase of additional notes. Certain information in this release concerning ARC's business may also be forward-looking, including the future business prospects for ARC. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond ARC's control. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties. For further discussion of important risk factors that may materially affect management's estimates, ARC's results and the forward-looking statements herein, please see the risk factors contained in ARC's SEC filings.

Contact:

Ried Zulager 214-560-4111